Exhibit 99.1
Pattern Energy Reports Fourth Quarter and Year End 2016 Financial Results
- Increases dividend to $0.41375 per Class A common share for first quarter 2017 -
SAN FRANCISCO, California, March 1, 2017 - Pattern Energy Group Inc. (the “Company” or “Pattern Energy”) (NASDAQ: PEGI) (TSX: PEG) today announced its financial results for the 2016 fourth quarter and year.
Highlights
(Comparisons made between fiscal 2016 and fiscal 2015 results, unless otherwise noted)

•	Proportional GWh sold of 6,806 GWh, up 33%

•	Net cash provided by operating activities of $164 million, up 39%

•	Cash available for distribution (CAFD) of $133.0 million, up 44%

•	Net loss of $52.3 million, an improvement of 6%

•	Adjusted EBITDA of $304.2 million, up 21%

•	Revenue of $354.1 million, up 7%

•
Declared a first quarter dividend of $0.41375 per Class A common share or $1.655 on an annualized basis, subsequent to the end of the period, representing a 1.4% increase over the previous quarter's dividend and the twelfth consecutive dividend increase

•
Increased owned capacity by 16% to 2,644 MW during 2016 with the acquisition of a 90 MW owned interest in the Armow project and an agreement to acquire a 272 MW owned interest in the Broadview projects, including the associated interconnect transmission line

•
Reported construction progress is on schedule at Broadview and the commencement of commercial operations is expected in April 2017, at which time Pattern Energy has agreed to acquire its owned interest

•	Completed a $350 million senior notes offering at 5.875% which matures in 2024, subsequent to the end of the period
“We delivered 44 percent growth in our cash available for distribution in 2016 which is approximately the midpoint of our guidance range. Our high-quality portfolio of 18 assets continues to supply stable cash flows. The outlook for renewables has never been stronger as technology improvements continue to drive the delivered cost of power lower. Lower technology costs and our proven ability to develop new investment opportunities position us to continue to achieve high growth rates for the next several years and beyond,” said Mike Garland, President and CEO of Pattern Energy. “In order to deliver on this potential, in September we launched an internal initiative called Pattern 2020 that outlined our vision for the business through 2020. The Pattern 2020 vision has three goals: 1) to make Pattern the best place to work in the industry; 2) to double the size of our portfolio; and 3) to continue to be a top competitor, which will include aggressively lowering our costs through operational initiatives, improved systems and automation and other actions. It’s a vision that brings focus throughout the whole organization as we execute our day-to-day work to deliver safe, reliable, low cost renewable energy to communities.”
Financial Results
Pattern Energy sold 1,817,651 MWh of electricity on a proportional basis in the fourth quarter of 2016 compared to 1,714,884 MWh sold for the same period in 2015. Pattern Energy sold 6,806,272 MWh of electricity on a proportional basis for the year ended December 31, 2016 (the "full year 2016"), compared to 5,136,675 MWh sold in 2015. The increase for the quarterly period is primarily due to the commencement of commercial operations of Amazon Wind Farm Fowler Ridge in December 2015 and the acquisition of Armow in the fourth quarter of 2016. Overall, production was modestly below the Company's expectation for the fourth quarter compared to its long-term forecast. The increase in proportional MWh sold for the annual period was primarily attributable to a 1,425,038 MWh increase in volume from controlling interest in consolidated MWh and a 244,559 MWh increase in volume from unconsolidated investments due to the acquisitions of Armow in October 2016 and K2 in June 2015.
Net cash provided by operating activities was $56.3 million for the fourth quarter of 2016 compared to $32.4 million for the same period in 2015. The change quarter over quarter is primarily due to increases in working capital of $13.5 million, increased distributions from unconsolidated investments of $14.6 million and decreased cash payments for interest of $2.9 million. These increases were partially offset by decreases in revenues of $4.1 million (excluding unrealized loss on energy derivative and amortization of PPAs) primarily due to decreases in MWh sold and increases in operating expenses of $2.2 million.
Net cash provided by operating activities was $163.7 million for the full year 2016 compared to $117.8 million in 2015, an increase of $45.8 million, or approximately 38.9%. The increase was primarily due to higher revenues of $47.3 million (excluding unrealized loss on energy derivative and amortization of PPAs) from projects which were acquired since May 2015 or which commenced commercial operations since September 2015, increased distributions from unconsolidated investments of $15.0 million, increased working capital of $4.1 million, a decrease in transaction costs of $3.1 million, and a $2.4 million increase in related party income. These increases were partially offset by increased project expenses of $14.2 million and operating expenses of $13.1 million.
Cash available for distribution was $36.2 million in the fourth quarter of 2016 compared to $32.9 million for the same period in 2015. The $3.3 million increase in cash available for distribution is due to increases of $5.5 million in distributions from unconsolidated investments, a $4.2 million increase in network upgrade reimbursements, increased related party income of $0.7 million, decreased net losses on transactions of $0.7 million, decreased project expenses of $0.7 million, and decreased principal payments of $0.7 million. These increases were partially offset by decreases in revenues of $4.1 million (excluding unrealized loss on energy derivative and amortization of PPAs) due primarily to decreases in volumes, increases in operating expenses of $2.2 million, and increased distributions to noncontrolling interests of $2.6 million.
Cash available for distribution was $133.0 million for the full year 2016 compared to $92.4 million for 2015. Based on dividends paid during 2016, Pattern Energy's dividend payout ratio was 90% of 2016 cash available for distribution. The $40.5 million increase in cash available for distribution was due to additional revenues of $47.3 million (excluding unrealized loss on energy derivative and amortization of PPAs) primarily from projects which were acquired or commenced commercial operations during 2015. In addition, the Company received an increase of $22.5 million in cash distributions from its unconsolidated investments when compared to the same period in the prior year which was due to full year operations at K2 and the acquisition of Armow in the fourth quarter of 2016, reduced principal payments of project-level debt by $6.4 million, decreased net losses on transactions of $3.1 million, and increased related party income of $2.4 million. These increases were partially offset by increased project expenses of $14.2 million, operating expenses of $13.1 million, increased distributions to noncontrolling interests of $10.0 million, and the $6.2 million cash distribution from the partial refund of a deposit associated with the Gulf Wind energy derivative in 2015. Reconciliations of cash available for distribution to net cash provided by operating activities determined in accordance with GAAP for both the quarterly and annual periods are shown below.
Net income was $3.4 million in the fourth quarter of 2016, compared to a net loss of $3.9 million for the same period in 2015. The improvement in the quarterly period was primarily due to other income items related to gains on undesignated derivatives and lower interest expense. These improvements were offset by decreased revenues (including the unrealized loss on energy derivative) as well as increased operating expenses.
Net loss was $52.3 million for the full year 2016 compared to $55.6 million for 2015. The improvement in net loss for the annual period was primarily due to increased earnings in unconsolidated investments and increased revenues, partially offset by increased project expense, operating expenses and tax provision.
Adjusted EBITDA was $85.1 million for the fourth quarter of 2016 compared to $78.3 million for the same period in 2015. Adjusted EBITDA for the full year 2016 was $304.2 million compared to $250.5 million for 2015. The increase for the quarterly period was primarily attributable to the commencement of commercial operations of Amazon Wind Farm Fowler Ridge in December 2015 and the acquisition of Armow in the fourth quarter of 2016. The increase in the annual period was primarily due to projects that were acquired or commenced commercial operation in 2015 and 2016. Reconciliations of Adjusted EBITDA to net loss determined in accordance with GAAP for both the quarterly and annual periods are shown below.

2017 Financial Guidance
For 2017, Pattern Energy expects annual cash available for distribution in a range of $140 million to $165 million, representing an increase of 15% at the midpoint of the range, compared to cash available for distribution in 2016.(*)

(*)
The forward looking measure of 2017 full year cash available for distribution (CAFD) is a non-GAAP measures that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking changes in working capital balances which are added to earnings to arrive at cash provided by operations and subtracted therefrom to arrive at CAFD. A description of the adjustments to determine CAFD can be found within Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations - Key Metrics, of Pattern Energy's 2016 Annual Report on Form 10-K for the period ended December 31, 2016.

Quarterly Dividend
Pattern Energy declared an increased dividend for the first quarter 2017, payable on April 28, 2017, to holders of record on March 31, 2017 in the amount of $0.41375 per Class A common share, which represents $1.655 on an annualized basis. This is a 1.4% increase from the fourth quarter 2016 dividend of $0.408.
Construction Pipeline
The table below outlines the Broadview projects that Pattern Energy has agreed to acquire, which are currently in construction, the capacity owned and the projects’ anticipated commencement date for commercial operation.

				MW
Project	Location	Construction Start	Commercial Operations (1)	Rated (2)	Owned
Broadview projects	New Mexico	2016	2017	324	272

(1)	Represents year of actual or anticipated commencement of commercial operations.

(2)
Rated capacity represents the maximum electricity generating capacity of a project in MW. As a result of wind and other conditions, a project or a turbine may not operate at its rated capacity at all times and the amount of electricity generated will be less than its rated capacity. The amount of electricity generated may vary based on a variety of factors.

Acquisitions
In October 2016, Pattern Energy acquired 90 MW of owned capacity in the 179 MW Armow project from Pattern Development 1.0 for approximately US $133.0 million. The purchase price was funded from cash available and draws under the Company’s revolving credit facility.
Located in Kincardine, Ontario, Armow consists of 91 Siemens 2.3 MW wind turbines and is jointly owned by Pattern Energy and Samsung Renewable Energy, Inc. The facility reached commercial operation in December 2015 and operates under a 20-year power purchase agreement with the Independent Electricity System Operator (IESO) in Ontario.

Acquisition Pipeline
Pattern Energy has the Right of First Offer (ROFO) on a pipeline of acquisition opportunities from Pattern Development 1.0 and Pattern Development 2.0 (together, the "Pattern Development Companies"). The identified ROFO list stands at 962 MW of total owned capacity. The list of identified ROFO projects represents a portion of the Pattern Development Companies' 5,900 MW pipeline of development projects, all of which are subject to Pattern Energy’s ROFO.
Since its IPO, Pattern Energy has purchased 1,194 MW from Pattern Development 1.0 and in aggregate grown the identified ROFO list from 746 MW to a total of 2,156 MW. Below is a summary of the Identified ROFO Projects that the Company expects to acquire from the Pattern Development Companies in connection with Pattern Energy's project purchase rights:

						Capacity (MW)
Identified ROFO Projects	Status	Location	Construction Start(1)	Commercial Operations(2)	Contract Type	Rated(3)	Owned Capacity(4)
Pattern Development 1.0 Projects
Kanagi Solar	Operational	Japan	2014	2016	PPA	14	6
Futtsu Solar	Operational	Japan	2014	2016	PPA	42	19
Conejo Solar	Operational	Chile	2015	2016	PPA	104	104
Meikle	Operational	British Columbia	2015	2017	PPA	180	180
Belle River	In construction	Ontario	2016	2017	PPA	100	43
Ohorayama	In construction	Japan	2016	2018	PPA	33	31
Mont Sainte-Marguerite	In construction	Québec	2017	2017	PPA	147	147
Henvey Inlet	Late stage development	Ontario	2017	2018	PPA	300	150
North Kent	Late stage development	Ontario	2017	2018	PPA	100	43
Tsugaru	Late stage development	Japan	2017	2019	PPA	126	63
Pattern Development 2.0 Projects
Grady	Late stage development	New Mexico	2018	2019	PPA	220	176
						1,366	962

(1)	Represents year of actual or anticipated commencement of construction.

(2)	Represents year of actual or anticipated commencement of commercial operations.

(3)
Rated capacity represents the maximum electricity generating capacity of a project in MW. As a result of wind and other conditions, a project or a turbine will not operate at its rated capacity at all times and the amount of electricity generated may be less than its rated capacity. The amount of electricity generated may vary based on a variety of factors.

(4)
Owned capacity represents the maximum, or rated, electricity generating capacity of the project in MW multiplied by either Pattern Development 1.0's or Pattern Development 2.0's percentage ownership interest in the distributable cash flow of the project.

Cash Available for Distribution and Adjusted EBITDA Non-GAAP Reconciliations
The following tables reconcile non-GAAP net cash provided by operating activities to cash available for distribution and net loss to Adjusted EBITDA, respectively, for the periods presented (in thousands):

	Three months ended December 31,		For the year ended December 31,
	2016	2015	2016	2015
Net cash provided by operating activities	$56,293	$32,447	$163,664	$117,849
Changes in operating assets and liabilities	(11,800)	1,669	(11,000)	(6,880)
Network upgrade reimbursement	4,821	618	4,821	2,472
Release of restricted cash to fund project and general and administrative costs	50	110	640	1,611
Operations and maintenance capital expenditures	(138)	(485)	(1,017)	(779)
Distributions from unconsolidated investments	1,632	10,722	41,698	34,216
Reduction of other asset - Gulf Wind energy derivative deposit	—	850	—	6,205
Other	(172)	(596)	(302)	(323)
Less:
Distributions to noncontrolling interests	(6,125)	(3,500)	(17,896)	(7,882)
Principal payments paid from operating cash flows	(8,312)	(8,984)	(47,634)	(54,041)
Cash available for distribution	$36,249	$32,851	$132,974	$92,448

	Three months ended December 31,		For the year ended December 31,
	2016	2015	2016	2015
Net loss	$3,445	$(3,873)	$(52,299)	$(55,607)
Plus:
Interest expense, net of interest income	15,692	18,886	76,598	75,309
Tax provision	4,641	4,267	8,679	4,943
Depreciation, amortization and accretion	47,028	41,240	184,002	145,322
EBITDA	70,806	60,520	216,980	169,967
Unrealized loss on energy derivative (1)	7,797	2,391	22,767	791
Loss on undesignated derivatives, net	(14,361)	1,908	3,324	5,490
Realized loss on designated derivatives	—	—	—	11,221
Early extinguishment of debt	—	828	—	4,941
Net gain (loss) on transactions	(27)	737	326	3,400
Adjustments from unconsolidated investments (2)	18,914	—	(659)	—
Plus, proportionate share from equity accounted investments:
Interest expense, net of interest income	9,325	6,452	32,103	23,537
Depreciation, amortization and accretion	8,139	6,434	27,763	22,680
Loss on undesignated derivatives, net	(15,463)	(1,017)	1,552	8,514
Adjusted EBITDA	$85,130	$78,253	$304,156	$250,541
(1)     Amount is included in electricity sales on the consolidated statements of operations.

(2)
Adjustments from unconsolidated investment for the three months ended December 31, 2016, consists of $4.9 million gains on distributions from unconsolidated investments and $(23.8) million of suspended equity earnings. Adjustments for the year ended December 31, 2016, consists of $19.9 million gains on distributions from unconsolidated investments and $(19.2) million of suspended equity earnings.

Conference Call and Webcast
Pattern Energy will host a conference call and webcast, complete with slide presentation, to discuss these results at 10:30 a.m. Eastern Time on Wednesday, March 1, 2017. Mike Garland, President and CEO, and Mike Lyon, CFO, will co-chair the call. Participants should call (888) 231-8191 or (647) 427-7450 and ask an operator for the Pattern Energy earnings call. Please dial in 10 minutes prior to the call to secure a line. A replay will be available shortly after the call. To access the replay, please dial (855) 859-2056 or (416) 849-0833 and enter access code 74242722. The replay recording will be available until 11:59 p.m. Eastern Time, March 22, 2017.
A live webcast of the conference call will be also available on the events page in the investor section of Pattern Energy’s website at www.patternenergy.com. An archived webcast will be available for one year.
About Pattern Energy
Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on The NASDAQ Global Select Market and Toronto Stock Exchange. Pattern Energy has a portfolio of 18 wind power facilities, including one it has agreed to acquire, with a total owned interest of 2,644 MW in the United States, Canada and Chile that use proven, best-in-class technology. Pattern Energy’s wind power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws, including statements regarding the ability to grow CAFD and to achieve the 2017 CAFD estimate, the Company's ability to achieve high growth rates in the future, the ability to achieve the goals of the Pattern 2020 vision, the ability to continue to grow the list of ROFO assets in 2017, and the ability to complete the Broadview projects. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company's annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or the Company's actual results to differ materially from those contained in any forward-looking statement.
# # #
Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Ross Marshall 416-526-1563 ross.marshall@loderockadvisors.com

Pattern Energy Group Inc. Consolidated Balance Sheets (In thousands of U.S. dollars, except share data)

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$83,932	$94,808
Restricted cash	11,793	14,609
Funds deposited by counterparty	43,635	—
Trade receivables	37,510	45,292
Related party receivable	1,134	734
Reimbursable interconnection costs	—	38
Derivative assets, current	17,578	24,338
Prepaid expenses	13,803	14,498
Other current assets	6,216	6,891
Deferred financing costs, current, net of accumulated amortization of $9,350 and $5,192 as of December 31, 2016 and December 31, 2015, respectively	2,456	2,121
Total current assets	218,057	203,329
Restricted cash	13,646	36,875
Property, plant and equipment, net	3,135,162	3,294,620
Unconsolidated investments	233,294	116,473
Derivative assets	26,712	44,014
Deferred financing costs	4,052	4,572
Net deferred tax assets	5,559	6,804
Finite-lived intangible assets, net	91,895	97,722
Other assets	24,390	25,183
Total assets	$3,752,767	$3,829,592

Pattern Energy Group Inc. Consolidated Balance Sheets (In thousands of U.S. dollars, except share data)

	December 31,
	2016	2015
Liabilities and equity
Current liabilities:
Accounts payable and other accrued liabilities	$31,305	$42,776
Accrued construction costs	1,098	23,565
Counterparty deposit liability	43,635	—
Related party payable	1,295	1,646
Accrued interest	9,545	9,035
Dividends payable	35,960	28,022
Derivative liabilities, current	11,918	14,343
Revolving credit facility	180,000	355,000
Current portion of long-term debt, net	48,716	44,144
Other current liabilities	3,403	2,156
Total current liabilities	366,875	520,687
Long-term debt, net	1,334,956	1,371,742
Derivative liabilities	24,521	28,659
Net deferred tax liabilities	31,759	22,183
Finite-lived intangible liability, net	54,663	58,132
Other long-term liabilities	61,249	52,427
Total liabilities	1,874,023	2,053,830
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value per share: 500,000,000 shares authorized; 87,410,687 and 74,644,141 shares outstanding as of December 31, 2016 and December 31, 2015, respectively	875	747
Additional paid-in capital	1,145,760	982,814
Accumulated loss	(94,270)	(77,159)
Accumulated other comprehensive loss	(62,367)	(73,325)
Treasury stock, at cost; 110,964 and 65,301 shares of Class A common stock as of December 31, 2016 and December 31, 2015, respectively	(2,500)	(1,577)
Total equity before noncontrolling interest	987,498	831,500
Noncontrolling interest	891,246	944,262
Total equity	1,878,744	1,775,762
Total liabilities and equity	$3,752,767	$3,829,592

Pattern Energy Group Inc.
Consolidated Statements of Operations
(In thousands of U.S. dollars, except per share data)

	Three months ended December 31,		For the year ended December 31,
	2016	2015	2016	2015
Revenue:
Electricity sales	$79,048	$89,023	$346,000	$324,275
Related party revenue	1,672	1,010	5,793	3,640
Other revenue	341	564	2,259	1,916
Total revenue	81,061	90,597	354,052	329,831
Cost of revenue:
Project expense	31,863	32,544	128,852	114,619
Depreciation and accretion	43,708	41,379	174,490	143,376
Total cost of revenue	75,571	73,923	303,342	257,995
Gross profit	5,490	16,674	50,710	71,836
Operating expenses:
General and administrative	9,451	7,498	40,573	29,807
Related party general and administrative	2,519	2,273	9,900	7,589
Total operating expenses	11,970	9,771	50,473	37,396
Operating income (expense)	(6,480)	6,903	237	34,440
Other income (expense):
Interest expense	(15,870)	(19,374)	(78,004)	(77,907)
Gain (loss) on undesignated derivatives, net	14,361	(1,908)	(3,324)	(5,490)
Realized loss on designated derivatives	—	—	—	(11,221)
Earnings (losses) in unconsolidated investments, net	14,437	15,351	30,192	16,119
Related party income	1,377	636	5,074	2,665
Early extinguishment of debt	—	(828)	—	(4,941)
Net gain (loss) on transactions	27	(737)	(326)	(3,400)
Other income (expense), net	234	351	2,531	(929)
Total other income (expense)	14,566	(6,509)	(43,857)	(85,104)
Net income (loss) before income tax	8,086	394	(43,620)	(50,664)
Tax provision	4,641	4,267	8,679	4,943
Net income (loss)	3,445	(3,873)	(52,299)	(55,607)
Net loss attributable to noncontrolling interest	(10,350)	(6,327)	(35,188)	(23,074)
Net income (loss) attributable to Pattern Energy	$13,795	$2,454	$(17,111)	$(32,533)
Weighted average number of shares:
Class A common stock - Basic and diluted	87,007,714	74,398,729	79,382,388	70,535,568
Loss per share
Class A common stock:
Basic and diluted gain (loss) per share	$0.16	$0.03	$(0.22)	$(0.46)
Dividends declared per Class A common share	$0.41	$0.37	$1.58	$1.43

Pattern Energy Group Inc.
Consolidated Statements of Cash Flows
(In thousands of U.S. dollars)

	Three months ended December 31,		For the year ended December 31,
	2016	2015	2016	2015
Operating activities
Net income (loss)	$3,445	$(3,873)	$(52,299)	$(55,607)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and accretion	43,708	41,268	174,490	143,376
Amortization of financing costs	1,726	1,854	6,968	7,435
(Gain) loss on derivatives, net	(7,518)	1,426	22,239	2,219
Stock-based compensation	1,029	1,228	5,391	4,462
Deferred taxes	4,566	4,154	8,247	4,494
(Earnings) loss in unconsolidated investments, net	(14,437)	(15,367)	(30,192)	(16,180)
Distribution from unconsolidated investments	14,638	—	15,015	—
Amortization of power purchase agreements, net	771	771	3,049	1,946
Amortization of debt discount/premium, net	1,079	862	4,226	1,660
Realized loss on derivatives, net	—	1,029	—	11,221
Early extinguishment of debt	—	764	—	4,722
Other reconciling items	(4,514)	—	(4,470)	1,221
Changes in operating assets and liabilities:
Funds deposited by counterparty	3,008	—	(43,635)	—
Trade receivables	1,718	(7,911)	7,796	(2,254)
Prepaid expenses	1,714	(2,722)	709	1,272
Other current assets	(355)	3,654	(3,909)	(2,929)
Other assets (non-current)	514	(314)	1,379	(2,336)
Accounts payable and other accrued liabilities	112	536	(2,546)	4,716
Counterparty deposit liability	(3,008)	—	43,635	—
Related party receivable/payable	(906)	205	(742)	711
Accrued interest	6,475	2,519	458	4,489
Other current liabilities	735	(249)	1,227	515
Long-term liabilities	1,793	2,613	6,628	2,696
Net cash provided by operating activities	56,293	32,447	163,664	117,849

Investing activities
Cash paid for acquisitions, net of cash and restricted cash acquired	(131,754)	(27,508)	(135,778)	(422,413)
Capital expenditures	(1,347)	(64,504)	(32,901)	(380,458)
Distribution from unconsolidated investments	1,632	14,746	41,698	38,240
Other assets	1,077	909	2,696	5,559
Other investing activities	167	(4)	31	(3)
Net cash used in investing activities	(130,225)	(76,361)	(124,254)	(759,075)

	Three months ended December 31,		For the year ended December 31,
	2016	2015	2016	2015
Financing activities
Proceeds from public offering, net of issuance costs	(285)	(390)	286,298	317,432
Proceeds from issuance of convertible senior notes, net of issuance costs	—	(628)	—	218,929
Repurchase of shares for employee tax withholding	(859)	(529)	(923)	(860)
Dividends paid	(35,048)	(27,127)	(120,207)	(90,582)
Payment for deferred equity issuance costs	—	1,940	—	—
Buyout of noncontrolling interest	—	—	—	(121,224)
Capital contributions - noncontrolling interest	—	142,979	—	336,043
Capital distributions - noncontrolling interest	(6,125)	(3,500)	(17,896)	(7,882)
Refund of deposit for letters of credit	—	—	—	3,425
Payment for deferred financing costs	(408)	(5,222)	(542)	(13,667)
Proceeds from revolving credit facility	155,000	110,000	175,000	405,000
Repayment of revolving credit facility	(10,000)	—	(350,000)	(100,000)
Proceeds from construction loans	—	34,568	—	329,070
Proceeds from long-term debt	—	164,973	—	164,973
Repayment of long-term debt	(8,312)	(380,887)	(47,634)	(785,923)
Payment for interest rate derivatives	—	—	—	(11,061)
Other financing activities	(189)	—	(759)	—
Net cash provided by (used in) financing activities	93,774	36,177	(76,663)	643,673
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,418)	(1,474)	332	(5,501)
Net change in cash, cash equivalents and restricted cash	18,424	(9,211)	(36,921)	(3,054)
Cash, cash equivalents and restricted cash at beginning of period	90,947	155,503	146,292	149,346
Cash, cash equivalents and restricted cash at end of period	$109,371	$146,292	$109,371	$146,292
Supplemental disclosures
Cash payments for income taxes	$142	$49	$375	$342
Cash payments for interest expense, net of capitalized interest	10,494	13,368	69,666	62,607
Acquired property, plant and equipment from acquisitions	—	2,122	—	581,834
Schedule of non-cash activities
Change in fair value of designated interest rate swaps	$—	$—	$—
Change in property, plant and equipment	430	(5,049)	540	15,695
Non-cash increase in additional paid-in capital from buyout of noncontrolling interests	—	—	—	16,715
Equity issuance costs paid in prior period related to current period offerings	—	—	—	433